Exhibit 3.2

APARTMENT TRUST OF AMERICA, INC.

FORM OF ARTICLES SUPPLEMENTARY

9.75% SERIES B CUMULATIVE NON-CONVERTIBLE PREFERRED STOCK

Apartment Trust of America, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”) by duly adopted resolutions classified and designated 1,000,000 shares of authorized but unissued preferred stock, par value $0.01 per share (the “Preferred Stock”), as shares of 9.75% Series B Cumulative Non-Convertible Preferred Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth below:

9.75% Series B Cumulative Non-Convertible Preferred Stock

Section 1. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 1 shall have the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

“Affiliate” shall mean, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

“Andros Transaction” shall mean the transactions contemplated by Section 1.5(b) of the Master Contribution Agreement (relating to the Andros Cash Payment Obligation (as defined therein)).

“Book Value Per Share” means $4.30.

“Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York are authorized or required by law, regulation or executive order to close.

“Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Equity, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

“Change of Control” shall mean the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the Original Issue Date by any Person or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act), other than pursuant to a Qualified Contribution Transaction, of more than 50% of the voting rights or equity interests in the Corporation; (ii) a replacement of more than 50% of the members of the Board of Directors that is not approved by those individuals who are members of the

Board of Directors on the Original Issue Date (or other directors previously approved by such individuals); (iii) a merger or consolidation of the Corporation or a sale of 50% or more of the assets of the Corporation in one or a series of related transactions, unless (a) following such transaction or series of transactions, the holders of the Corporation’s securities prior to the first such transaction continue to hold at least 50% of the voting rights and equity interests in the surviving entity or acquirer of such assets, as applicable, or (b) the merger or consolidation is pursuant to a Qualified Contribution Transaction; (iv) a recapitalization, reorganization or other transaction involving the Corporation (excluding any bona fide underwritten public offering of Capital Stock) that constitutes or could result in a transfer of more than 50% of the voting rights in the Corporation, other than pursuant to a Qualified Contribution Transaction; or (v) the execution by the Corporation or its controlling stockholders of an agreement providing for or that will result in any of the foregoing events.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Common Equity” shall mean all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other stock of the Corporation, howsoever designated, authorized after the Original Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

“Common Stock” shall mean the common stock, $0.01 par value per share, of the Corporation.

“Component Entity” means any Person controlled by the Corporation and in which the Corporation holds any direct or indirect Equity Interest.

“Corporation” shall have the meaning set forth in the preamble. For avoidance of doubt, references herein to the Corporation shall exclude any Component Entity except as expressly provided otherwise.

“DeBartolo” shall mean DK Landmark, LLC, a Florida limited liability company.

“DeBartolo Put Right” shall mean the Contribution Put Right (as defined in the Put and ROFR Agreement dated as of the Original Issue Date among DeBartolo, Elco NA and Joseph G. Lubeck).

“Dividend Deferral Period” shall mean the period commencing on the Original Issue Date and continuing through and including the date that is three months thereafter, subject to extension as provided below and subject to termination prior to the expiration of such initial or extended period at the option of the Corporation. The Corporation shall be entitled to extend the Dividend Deferral Period beyond such initial three-month period on one occasion only for an additional three-month period, upon notice given not earlier than ten (10) days prior to nor later than ten (10) days after the expiration of such initial period to the holder (or holders) of the shares of Series B Preferred Stock then outstanding, provided that, as of the expiration of such initial period, (i) the Corporation shall have complied at all times with its obligations under Section 5.4 (Lender Consents) of the Securities Purchase Agreement, (ii) the Adjusted Full Contribution Date (as defined in the Securities Purchase Agreement with respect to DeBartolo) shall not have occurred and (iii) the corresponding deferral period with respect to each other class or series of Parity Stock of which any shares are then outstanding is concurrently extended by the Corporation pursuant to the corresponding terms thereof.

“Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the last day of the calendar month preceding the calendar month in which such Dividend Payment Date falls.

“Dividend Payment Date” shall mean the 15th day of each calendar month commencing with the first such date following the end of the calendar month that includes the last day of the Dividend Deferral Period.

“Dividend Period” shall mean each calendar month (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include August 31, 2012, and other than the Dividend Period during which any shares of Series B Preferred Stock shall be redeemed pursuant to Section 6 or Section 7, which shall end on and include the date on which the shares of Series B Preferred Stock are redeemed).

“Domestically Controlled REIT” shall mean a REIT that is a “domestically controlled qualified investment entity” meeting the ownership requirements of Code section 897(h)(4)(B).

“Elco NA” shall mean Elco North America, Inc., a Delaware corporation.

“ELRH” shall mean Elco Landmark Residential Holdings LLC, a Delaware limited liability company.

“Equity Interest” means (i) in the case of a corporation, shares of stock, (ii) in the case of a general or limited partnership, partnership interests, (iii) in the case of a limited liability company, limited liability company interests, (iv) in the case of a trust, beneficial interests therein and (v) in the case of any other Person that is not an individual, the comparable interests therein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Property” shall mean any Property owned by the Corporation or any Component Entity as of the Original Issue Date.

“Extension Dividend” shall have the meaning set forth in Section 6(b).

“Future Property” shall mean any Property (other than a Planned Contributed Property) acquired by, or contributed to, the Corporation or any Component Entity after the Original Issue Date.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Guaranty” shall mean any guaranty of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended to one obligor on the basis of any promise of another Person, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, or to purchase an obligation owed by such obligor, or to purchase goods and services from such obligor pursuant to a take or pay contract, or to maintain the capital, working capital, solvency, or general financial condition of such obligor, whether or not any such arrangement is reflected on the balance sheet of such other Person or referred to in a note thereto.

“Indebtedness” means, for any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness, but in any event including: (i) all obligations for borrowed money, (ii) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such Peron is liable, contingently or otherwise, as obligor or otherwise (other than trade payables, and other current liabilities payable in less than one year, in each case incurred in the ordinary course of business on terms customary in the trade), (iii) all obligations evidenced by notes, bonds, debentures, acceptances, or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account, (iv) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or rent from any property or assets now or hereafter owned or acquired by such Person, (v) all obligations for which such Person is obligated pursuant to a Guaranty, (vi) obligations under leases required to be capitalized in accordance with GAAP, (vii) all obligations for which such Person is obligated pursuant to any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement or other derivative agreements or arrangements, and (viii) all obligations of such Person upon which interest charges are customarily paid or accrued.

“Initiating Holder” shall have the meaning set forth in Section 6(c).

“IPO” shall mean the consummation of the initial closing (without regard for any closing of any associated “green shoe”) of the first underwritten public offering of shares of Common Stock registered under the United States Securities Act of 1933, as amended, that occurs after the Original Issue Date and, in conjunction with which, such shares of Common Stock are listed for trading on the NYSE.

“Junior Stock” shall mean, as the case may be, (i) the Common Equity and any other class or series of stock of the Corporation which is not entitled to receive any dividends in any period unless all dividends required to have been paid or declared and set apart for payment on the Series B Preferred Stock (and any Parity Stock) shall have been so paid or declared and set apart for payment, (ii) the Common Equity and any other class or series of stock of the Corporation which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Series B Preferred Stock (and any Parity Stock) shall have received the entire amount to which such Series B Preferred Stock (and any Parity Stock) is entitled upon such liquidation, dissolution or winding up or (iii) the Common Equity and any other class or series of stock of the Corporation ranking junior to the Series B Preferred Stock (and any Parity Stock) in respect of the right to redemption.

“Key Person” means each of (i) Joseph G. Lubeck and Stanley J. Olander, and (ii) any person appointed by the Corporation to replace either of them (or appointed to replace any person described in this clause (ii)) following a Key Person Event.

“Key Person Event” shall have the meaning set forth in Section 6(c).

“Key Person Replacement Period” shall have the meaning set forth in Section 6(c).

“Lien” means any security interest, lien, pledge, charge, encumbrance, mortgage, indenture, security agreement or other similar agreement, arrangement, contract, commitment or obligation, relating in any way to credit or the borrowing of money.

“Liquidation Preference” shall mean $10.00 per share of Series B Preferred Stock.

“Mandatory Redemption Date” shall have the meaning set forth in Section 6(b).

“Master Contribution Agreement” shall mean the Master Contribution and Recapitalization Agreement, dated as of the Original Issue Date, by and among the Corporation, the Operating Partnership, ELRH and the other parties thereto, without giving effect to any amendment, modification or waiver thereof.

“Master Contribution Transactions” means the transactions contemplated by the Master Contribution Agreement and the Securities Purchase Agreement.

“NYSE” shall mean the New York Stock Exchange.

“Operating Partnership” shall mean Apartment Trust of America Holdings, L.P.

“Optional Redemption Date” shall have the meaning set forth in Section 6(e).

“Optional Redemption Event” shall have the meaning set forth in Section 6(c).

“Optional Redemption Event Notice” shall have the meaning set forth in Section 6(e).

“Optional Redemption Notice” shall have the meaning set forth in Section 6(e).

“Optional Redemption Period” shall have the meaning set forth in Section 6(e).

“Optional Redemption Right” shall have the meaning set forth in Section 6(c).

“OPTrust” shall mean 2335887 Limited Partnership, an Ontario limited partnership.

“Original Issue Date” shall mean the date on which shares of Series B Preferred Stock are first issued by the Corporation.

“Parity Optional Redemption Exercise” shall have the meaning set forth in Section 6(e).

“Parity Optional Redemption Right” shall have the meaning set forth in Section 6(e).

“Parity Special Redemption Exercise” shall have the meaning set forth in Section 7(g).

“Parity Special Redemption Notice” shall have the meaning set forth in Section 7(g).

“Parity Special Redemption Right” shall have the meaning set forth in Section 7(g).

“Parity Stock” shall mean, as the case may be, (i) any class or series of stock of the Corporation which is entitled to receive payment of dividends on a parity with the Series B Preferred Stock, (ii) any class or series of stock of the Corporation which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series B Preferred Stock or (iii) any class or series of stock of the Corporation which is entitled to receive payment upon redemption thereof on a parity with the Series B Preferred Stock. The term “Parity Stock” shall include the Series A Preferred Stock and the Series C Preferred Stock.

“Permitted Additional Unsecured Debt” shall mean any unsecured Indebtedness of the Corporation or any Component Entity, in aggregate amount not to exceed $500,000, first incurred after the Original Issue Date in connection with the Master Contribution Transactions (including, without limitation, any Indebtedness to refinance then existing Indebtedness) that provides for no mandatory payments of principal to be made prior to the redemption of all outstanding shares of Series B Preferred Stock.

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or other entity.

“Planned Contributed Property” shall mean any Property acquired by, or contributed to, the Corporation or any Component Entity after the Original Issue Date in connection with the Master Contribution Transactions, which Property is identified as of the Original Issue Date on the applicable schedule attached to the Securities Purchase Agreement.

“Preferred Distribution Rate” shall mean 9.75% per annum; provided, however, that in the event that the Corporation shall fail to redeem any shares of Series B Preferred Stock on the Mandatory Redemption Date, then from and after such date the “Preferred Distribution Rate” shall be 12.75% per annum.

“Property” shall mean, at any time, any multi-family residential property acquired, owned or leased by the Corporation or any Component Entity at such time, and all of such properties are collectively referred to herein as the “Properties”.

“Qualified Contribution Transaction” means any one or more of the following:

(i) the Master Contribution Transactions; or

(ii) any other contribution, sale, lease or other transfer by any one or more of ELRH and its Affiliates to the Corporation or any Component Entity, directly or indirectly, in a single transaction or in a series of related transactions, whether by property disposition, equity interest disposition, merger, consolidation or otherwise, of one or more of the following: (x) Future Property, or (y) cash, provided that, in the case of this clause (y), the aggregate consideration paid or issued by the Corporation and the Component Entities in respect of such cash does not exceed 15% of the total consideration paid or issued in respect of all cash and Future Property contributed, sold, leased or otherwise transferred pursuant to such Qualified Contribution Transaction; provided, however, that, notwithstanding the foregoing, no transaction shall constitute a Qualified Contribution Transaction under this clause (ii): (A) prior to the Adjusted Full Contribution Date (as defined in the Securities Purchase Agreement with respect to DeBartolo); (B) if such transaction is not approved by a majority of the disinterested members of the Board of Directors prior to the consummation of such transaction; (C) if consummation of any such transaction or series of related transactions would contravene any of the provisions of Section 8(c); or (D) if such transaction causes the Corporation (or the surviving entity in the case of a merger or consolidation to which the Corporation is a constituent party and is not the surviving entity) to cease to be a REIT with a class of equity securities registered under Section 12 of the Exchange Act.

“Redemption Date” shall mean a Mandatory Redemption Date, Optional Redemption Date or Special Redemption Date, as applicable.

“Redemption Price” shall have the meaning set forth in Section 5(a).

“Regulations” means the Treasury Regulations promulgated under the Code as such regulations may be amended from time to time (including the corresponding provisions of succeeding regulations).

“REIT” means any real estate investment trust complying with the requirements of Sections 856 through 860 of the Code and the Regulations related thereto.

“Secured Property Debt” shall mean Indebtedness secured by a Lien on any Property.

“Securities Purchase Agreement” shall mean the Securities Purchase Agreement, dated as of the Original Issue Date, by and among the Corporation, OPTrust, DeBartolo and ELRH, as the same may be amended and in effect from time to time.

“Senior Stock” shall mean, as the case may be, (i) any class or series of stock of the Corporation ranking senior to the Series B Preferred Stock (and any Parity Stock) in respect of the right to receive dividends, (ii) any class or series of stock of the Corporation ranking senior to the Series B Preferred Stock (and any Parity Stock) in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation or (iii) any class or series of stock of the Corporation ranking senior to the Series B Preferred Stock (and any Parity Stock) in respect of the right to redemption.

“Series A Preferred Stock” shall mean the 9.75% Series A Cumulative Non-Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

“Series B Preferred Stock” shall mean the 9.75% Series B Cumulative Non-Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

“Series B Preferred Terms” shall have the meaning set forth in Section 8(c)(ii).

“Series C Preferred Stock” shall mean, as, if and when resolved by the Board of Directors after the Original Issue Date in connection with the Andros Transaction, a series of then authorized but unissued Preferred Stock to be classified and designated as shares of 9.75% Series C Cumulative Non-Convertible Preferred Stock, $0.01 par value per share, of the Corporation, with preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption substantially similar to, and in any event not more favorable to the holder or holders thereof, than those of the Series B Preferred Stock.

“Special Redemption Date” shall have the meaning set forth in Section 7(a).

“Special Redemption Notice” shall have the meaning set forth in Section 7(a).

“Special Redemption Proceeds” shall have the meaning set forth in Section 7(a).

“Special Redemption Right” shall have the meaning set forth in Section 7(a).

“Unredeemed Shares” shall mean any shares of Series B Preferred Stock which the Corporation is obligated to redeem on any particular Redemption Date and in respect of which the Corporation has failed to deliver the Redemption Price in full on such Redemption Date.

Section 2. Designation and Number. A series of Preferred Stock, designated the “9.75% Series B Cumulative Non-Convertible Preferred Stock” is hereby established. The number of authorized shares of Series B Preferred Stock shall be 1,000,000.

Section 3. Rank. The Series B Preferred Stock will, with respect to dividend rights, redemption rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, rank: (i) senior to all classes or series of Junior Stock; and (ii) on parity with the Series A Preferred Stock, the Series C Preferred Stock and any other class or series of Parity Stock. The Series B Preferred Stock shall not rank junior to any Capital Stock, and there shall be no class or series of Senior Stock.

Section 4. Dividends.

(a) The record holders of Series B Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends calculated at the Preferred Distribution Rate on the Liquidation Preference. Dividends on each outstanding share of Series B Preferred Stock shall accrue and be cumulative from and including the issuance date of such share and shall be payable monthly in arrears on each Dividend Payment Date; provided, however, that if any Dividend Payment Date is not a Business Day, then any accrued dividend which would otherwise have been payable on such Dividend Payment Date shall be paid on the next succeeding Business Day. The amount of any dividend payable on the Series B Preferred Stock for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Record Date. Dividends accrued in respect of any Dividend Period that are not paid on the first Dividend Payment Date following the end of such Dividend Period shall be deemed to be in arrears, and such dividends in arrears shall accrue additional cumulative cash dividends at the Preferred Distribution Rate from such Dividend Payment Date until the date on which such dividends in arrears are authorized by the Board of Directors and are declared and paid in full by the Corporation. Dividends in respect of any past Dividend Period that are in arrears may be declared and paid at any time to holders of record on a subsequent Dividend Record Date.

(b) Notwithstanding anything contained herein to the contrary, dividends on the Series B Preferred Stock (including any additional cumulative dividends accrued on dividends in arrears) shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(c) Subject to Section 6(h) and Section 8(c), and except as provided in Section 4(d) below, and except to the extent necessary for the Corporation to maintain its qualification as a REIT under the Code, (x) no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of any class or series of Junior Stock or Parity Stock for any period (other than (i) a dividend paid in shares of any class or series of Junior Stock or (ii) during the Dividend Deferral Period, a dividend (other than an extraordinary dividend) on or with respect to the Common Equity), (y) no shares of any class or series of Junior Stock or Parity Stock shall be redeemed, purchased or otherwise acquired for any consideration by the Corporation, and (z) the Corporation shall not pay or make available any monies for a sinking fund for the redemption of shares of any class or series of Junior Stock (except by conversion into or exchange for other shares of any class or series of Junior Stock which rank junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding up of the affairs of the Corporation), in each case, unless full cumulative dividends on the Series B Preferred Stock for all past Dividend Periods shall have been or contemporaneously are declared and (i) paid in cash or (ii) a sum sufficient for the payment thereof in cash is set apart for such payment.

(d) When dividends are not declared and paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other class or series of Parity Stock, all dividends declared upon the Series B Preferred Stock and each such other class or series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other class or series of Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other class or series of Parity Stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of Parity Stock for prior Dividend Periods if such other class or series of Parity Stock does not have a cumulative dividend) bear to each other.

(e) Holders of shares of Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of stock, in excess of full cumulative dividends on the Series B Preferred Stock (including any cumulative dividends accrued on dividends in arrears) as provided herein. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series B Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

Section 5. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, before any distribution or payment shall be made to holders of any Junior Stock, the holders of shares of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, liquidating distributions in cash in an amount of the Liquidation Preference, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) (including any additional cumulative dividends accrued on dividends in arrears) up to, but not including, the date of payment, plus an amount equal to one percent (1%) of the Liquidation Preference (collectively, the “Redemption Price”).

(b) In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Parity Stock, then the holders of the Series B Preferred Stock and each such other class or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series B Preferred Stock at the respective addresses of such holder as the same shall appear on the share transfer records of the Corporation.

(d) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Corporation.

(e) In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series B Preferred Stock shall not be added to the Corporation’s total liabilities.

Section 6. Redemption.

(a) General. Shares of Series B Preferred Stock shall not be redeemable except as set forth in this Section 6 or in Section 7.

(b) Mandatory Redemption. All of the issued and outstanding shares of Series B Preferred Stock shall be redeemed by the Corporation for cash on the second anniversary of the Original Issue Date; provided, however, that, subject to the provisions of this Section 6(b), upon providing not less than 30 days’ prior written notice to the holders of the Series B Preferred Stock, the Corporation may extend the date on which all (but not less than all) of the then issued and outstanding shares of Series B Preferred Stock shall be redeemed by 18 months (but not less than 18 months); provided further, that: (i) as a condition to any such extension taking effect, on or before the date scheduled for redemption (without giving effect to such extension), the Corporation shall cause full cumulative dividends on the Series B Preferred Stock for all past Dividend Periods to have been declared and shall cause (A) such dividends to have been paid in full in cash or (B) a sum sufficient for the payment thereof in full in cash to have been set apart for such payment; (ii) the Corporation shall only be entitled to exercise the foregoing right to extend the date of redemption of the Series B Preferred Stock by 18 months in accordance with this Section 6(b) twice in total (such that in no event shall the date of redemption be later than the fifth anniversary of the Original Issue Date); (iii) the Corporation shall not be entitled to exercise the foregoing right to extend the date of redemption of the Series B Preferred Stock unless the date of redemption of each other class or series of Parity Stock of which any shares are then outstanding is concurrently extended by the Corporation pursuant to the corresponding terms thereof; (iv) the Corporation shall not be entitled to exercise the foregoing right to extend the date of redemption of the Series B Preferred Stock if the DeBartolo Put Right shall have become exercisable at any time (whether or not actually exercised or expired); and (v) as a condition to any such extension taking effect, on or before the date scheduled for redemption (without giving effect to such extension) the Corporation shall pay to the holders of all the then issued and outstanding shares of Series B Preferred Stock an amount equal to one percent (1%) of the Liquidation Preference (the “Extension Dividend”) in cash or immediately available funds. In the event that any of the foregoing requirements set forth in this Section 6(b) are not satisfied, the Corporation shall not be entitled to exercise the foregoing right to extend the date of redemption of the Series B Preferred Stock, and the Corporation shall redeem all of the Series B Preferred Stock on the date on which the Series B Preferred Stock is otherwise required to be redeemed pursuant to this Section 6(b) (without giving effect to any further extension). The date on which the shares of Series B Preferred Stock are required to be redeemed by the Corporation pursuant to this Section 6(b) is referred to herein as the “Mandatory Redemption Date”. On the Mandatory Redemption Date the Corporation shall redeem all of the issued and outstanding Series B Preferred Stock for cash in an amount per share equal to the Redemption Price calculated as of the Mandatory Redemption Date, and such redemption payment shall be made to the holder on the Mandatory Redemption Date in cash or in immediately available funds. For avoidance of doubt, failure to redeem all of the outstanding Series B Preferred Stock on the Mandatory Redemption Date

shall result in an increase of the Preferred Distribution Rate from 9.75% per annum to 12.75% per annum payable in respect of the Unredeemed Shares, and such increased distribution rate shall take effect with respect to the Unredeemed Shares effective from and after the Mandatory Redemption Date until such time as all of the outstanding Series B Preferred Stock have been redeemed and paid for in full pursuant to this Section 6(b). If on the Mandatory Redemption Date fewer than (i) all of the outstanding shares of Series B Preferred Stock and (ii) all shares of other classes or series of Parity Stock required to be redeemed on such date may legally be redeemed, the Corporation shall redeem on the Mandatory Redemption Date such number of shares of Series B Preferred Stock and such number of shares of other classes or series of Parity Stock that may legally be redeemed on such date to the fullest extent permitted by law pro rata (as nearly as may be practicable without creating fractional shares), calculated based on the aggregate Redemption Price payable on the Series B Preferred Stock and the corresponding redemption proceeds payable on such shares of other classes or series of Parity Stock required to be redeemed on such date pursuant to the terms thereof, and the remainder of the shares of Series B Preferred Stock shall be deemed to be “Unredeemed Shares” and shall be redeemed as soon as practicable thereafter. Such Unredeemed Shares shall continue to accrue preferred cumulative dividends in accordance with the terms hereof up to but excluding the date on which the Corporation pays in full to the holders of such Unredeemed Shares in cash or immediately available funds the Redemption Price (re-calculated as of such date) plus all additional accrued preferred cumulative dividends due thereon as of such date.

(c) Optional Redemption. A holder (or holders) of a majority of the issued and outstanding shares of Series B Preferred Stock at such time (collectively, an “Initiating Holder”), at its option, shall have the right (the “Optional Redemption Right”), which right may be exercised by such Initiating Holder delivering to the Corporation an Optional Redemption Notice on or before the date on which the Optional Redemption Period expires, to require the Corporation to redeem all (but not less than all) of the outstanding shares of Series B Preferred Stock upon the occurrence of any of the following events after the Original Issue Date (each, an “Optional Redemption Event”):

(i)	a Change of Control;

(ii)	the redemption by the Corporation of any Junior Stock or Parity Stock except to the extent such redemption is permitted herein;

(iii)	any breach by the Corporation of Section 8(c) not timely waived by the holder (or holders) of a majority of the shares of Series B Preferred Stock in accordance with Section 6(e);

(iv)

in the event that (A) any Key Person becomes incapacitated, deceased or otherwise ceases to be employed by the Corporation for any reason (a “Key Person Event”), and (B) another individual approved by the holder (or holders) of a majority of the shares of Series B Preferred Stock issued and outstanding at that time, such approval not to be unreasonably withheld, conditioned or delayed, is not appointed by the Board of Directors to fill the vacant position resulting from such Key Person Event within a period of six (6) months after the occurrence of such event (the

“Key Person Replacement Period”); provided, however, that if a Key Person Event occurs with respect to any one Key Person and, prior to the replacement of such individual in accordance with clause (B) above, a Key Person Event occurs with respect to the other remaining Key Person, then the Key Person Replacement Period with respect to both such individuals shall end no later than the four (4) month anniversary of the first date on which a Key Person Event occurred or existed with respect to both such individuals;

(v)	in the event that the Corporation or any Component Entity defaults on any Secured Property Debt and such default either (A) cannot be cured within 45 days after such default occurs (20 days if the default occurs on any Secured Property Debt relating to more than one Property), or (B) is not actually cured within 45 days after such default occurs (20 days if the default occurs on any Secured Property Debt relating to more than one Property); and

(vi)	subject to the additional conditions set forth in Section 6(e), in the event that at any time the Corporation fails to qualify as a Domestically Controlled REIT.

(d) Optional Redemption Event Notice. No later than ten (10) days following the occurrence of an Optional Redemption Event, the Corporation shall deliver to the holders of record of Series B Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records a notice of occurrence of the Optional Redemption Event (the “Optional Redemption Event Notice”). Such notice shall state: (i) the events constituting the Optional Redemption Event; (ii) the date on which the Optional Redemption Event occurred; (iii) that, as a result of the Optional Redemption Event, the Initiating Holder may exercise the Optional Redemption Right; and (iv) the procedure set forth below which the Initiating Holder must follow in order to validly exercise the Optional Redemption Right. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the rights of the Initiating Holder to demand the redemption of Series B Preferred Stock in accordance with this Section 6.

(e) Optional Redemption Procedure.

(i)

Exercise. The Optional Redemption Right may be exercised by the Initiating Holder no later than sixty (60) days after the delivery by the Corporation to such holder of an Optional Redemption Event Notice (subject to extension as provided in Section 6(e)(ii)(C), the “Optional Redemption Period”) by delivering to the Corporation a notice in writing (an “Optional Redemption Notice”) stating such holder’s election for the Corporation to redeem shares of Series B Preferred Stock, specifying the clause in Section 6(c) under which the redemption is being exercised. A breach by the Corporation of Section 8(c) will be deemed waived for purposes of Section 6(c)(iii) if the holder (or holders) of a majority of the shares of Series B Preferred Stock then outstanding explicitly waive in writing such breach prior to delivery of such Optional Redemption Notice. An Optional Redemption Notice may not be withdrawn without the written consent of the Corporation, which consent must be approved by a majority of the members of the Board of Directors (excluding for this purpose each director, if any, who is affiliated (as determined pursuant to the provisions of the Charter) with any holder of the Series B Preferred Stock). Notwithstanding the foregoing, an Optional Redemption Notice delivered in respect of an Optional Redemption Event described in Section 6(c)(vi) (relating to the Corporation failing at any time to qualify as a Domestically Controlled REIT) shall not be valid or effective unless and until there is or has been a Parity Optional Redemption Exercise in respect of such Optional Redemption Event on the part of the holder or holders of the Series A Preferred Stock.

(ii)	Coordination with Parity Stock.

(A)	Promptly, and in any event no later than five (5) days, following any delivery by the Initiating Holder to the Corporation of an Optional Redemption Notice, the Corporation shall deliver to the holders of record of each other class or series of Parity Stock of which any shares are then outstanding a notice of receipt of the Optional Redemption Notice, together with a copy of the Optional Redemption Notice.

(B)	Promptly, and in any event no later than five (5) days, following any exercise by the holder or holders of any other class or series of Parity Stock, pursuant to the terms thereof, of the optional redemption right set forth therein corresponding to the Optional Redemption Right set forth herein (such right a “Parity Optional Redemption Right” and such exercise a “Parity Optional Redemption Exercise”), the Corporation shall deliver to the holders of record of Series B Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records a notice of such Parity Optional Redemption Exercise, together with a copy of the exercise notice received by the Corporation relating thereto.

(C)	In the event of any Parity Optional Redemption Exercise occurring prior to the delivery of the Optional Redemption Notice by the Initiating Holder to the Corporation, the Optional Redemption Period shall be extended, to the extent necessary, so as to provide for a period of at least ten (10) days following delivery by the Corporation of the notice described in Section 6(e)(ii)(B). For avoidance of doubt, the foregoing provision shall in no event reduce the duration of the Optional Redemption Period.

(iii)	Optional Redemption Date. If, following an Optional Redemption Event, an Initiating Holder exercises the Optional Redemption Right in accordance with this Section 6(e), the date of redemption of the Series B Preferred Stock (the “Optional Redemption Date”) shall be the date that is thirty (30) days after the delivery of the Optional Redemption Notice by the Initiating Holder to the Corporation; provided, however, that, in the event of any Parity Optional Redemption Exercise occurring prior to the delivery of the Optional Redemption Notice by the Initiating Holder to the Corporation, if the Initiating Holder shall have delivered the Optional Redemption Notice no later than ten (10) days following delivery by the Corporation of the notice described in Section 6(e)(ii)(B) in respect of the earliest such Parity Optional Redemption Exercise, then the Optional Redemption Date shall be accelerated (but not deferred) to be the same as the date of redemption of the Parity Stock to which such Parity Optional Redemption Exercise relates; provided further, that, subject to the foregoing proviso, the Corporation, by written notice to the Initiating Holder, may in its sole discretion elect to accelerate (but not to defer) the Optional Redemption Date to coincide with the redemption date relating to any Parity Optional Redemption Exercise.

(f) Redemption Payment. For each share of Series B Preferred Stock which is to be redeemed pursuant to this Section 6, the Corporation shall be obligated on the applicable Redemption Date therefor or, if such Redemption Date is not a Business Day, on the first Business Day thereafter, to pay to the holder thereof in full (upon surrender by such holder at the Corporation’s principal office of the certificate representing such share of Series B Preferred Stock, to the extent the shares of Series B Preferred Stock are certificated) an amount in cash or immediately available funds equal to the Redemption Price calculated as of such Redemption Date; provided, however, that in the event of a redemption pursuant to Section 6(c) where the Optional Redemption Date occurs prior to the second anniversary of the Original Issue Date (or, if the Mandatory Redemption Date has been extended pursuant to Section 6(b) hereof, then where the Optional Redemption Date occurs prior to such extended date), then notwithstanding such earlier occurrence, the Redemption Price shall be calculated as of the second anniversary of the Original Issue Date (or, as of such extended date pursuant to Section 6(b) hereof, as applicable), as if the Optional Redemption Date occurred on such second anniversary date (or, on such extended date pursuant to Section 6(b) hereof, as applicable). Upon payment in full of the Redemption Price in accordance with this Section 6(f), such shares of Series B Preferred Stock shall be deemed to be no longer issued and outstanding. Any shares of Series B Preferred Stock that are required to be redeemed pursuant to this Section 6 and in respect of which the Corporation fails to satisfy its obligation to pay the Redemption Price in full in accordance with this Section 6(f), shall remain issued and outstanding and be deemed to be Unredeemed Shares. Such Unredeemed Shares shall continue to accrue preferred cumulative dividends in accordance with the terms hereof up to and excluding the date on which the Corporation satisfies its obligation to pay in full the Redemption Price (re-calculated as of such date) plus all additional accrued preferred cumulative dividends due thereon as of such date. For any shares of Series B Preferred Stock which are to be redeemed pursuant to this Section 6 the holder of which fails to timely deliver in writing to the Corporation valid wire transfer instructions and such other information, if any, as may be reasonably necessary for the Corporation to pay the redemption proceeds thereon to such holder, then in the event that (A) on the applicable Redemption Date for such shares the

Corporation has set apart in trust all of the funds necessary for the redemption of such shares for the benefit of such holder and (B) irrevocable instructions have been given by the Corporation to the trustee of such trust to pay in full all of the redemption proceeds in respect of such shares, then the Corporation shall be deemed to have satisfied its obligations to pay the Redemption Price of such shares in accordance with this Section 6(f).

(g) Insufficient Redemption Proceeds. In the event that, in connection with any redemption obligation pursuant to this Section 6, on any Redemption Date the Corporation is unable to satisfy in full (i) its obligations with respect to all shares of Series B Preferred Stock required to be redeemed pursuant to this Section 6 on such Redemption Date, and (ii) the corresponding redemption obligations with respect to all shares of other classes or series of Parity Stock required to be redeemed on such Redemption Date pursuant to the terms thereof, then, in each such case, on such Redemption Date the Corporation shall redeem only such number of shares of Series B Preferred Stock and such number of shares of other classes or series of Parity Stock that legally may be redeemed on such date, to the fullest extent permitted by law, pro rata (as nearly as practical without creating fractional shares), calculated based on all payments of the Redemption Price required to be made by the Corporation on the Series B Preferred Stock to be redeemed on such Redemption Date pursuant to this Section 6 and the corresponding redemption proceeds payable on all shares of other classes or series of Parity Stock required to be redeemed on such Redemption Date pursuant to the terms thereof. Thereafter, as soon as the Corporation is legally permitted to do so under applicable law, the Corporation shall redeem the Unredeemed Shares and the remaining unredeemed shares of such other classes or series of Parity Stock required to be redeemed, to the fullest extent permitted by law, pro rata (as nearly as practical without creating any fractional shares), calculated as set forth in the immediately preceding sentence, until the Corporation satisfies in full its redemption obligations with respect to all such Unredeemed Shares and such remaining shares of Parity Stock required to be redeemed.

(h) Restrictions Applicable after a Failure to Redeem. Without limitation to the rights of the holders of Series B Preferred Stock under Section 8(c), if and for so long as there are Unredeemed Shares outstanding, and during any period from the applicable Redemption Date of such Unredeemed Shares until the date on which the Corporation satisfies its obligations to pay in full the Redemption Price (re-calculated as of such date) plus all additional accrued preferred cumulative dividends thereon as of such date, the Corporation shall not take any of the following actions unless the corresponding restriction is waived by the holder (or holders) of a majority of the then outstanding Unredeemed Shares:

(i)	declare or pay distributions on Junior Stock (except to the extent necessary for the Corporation to maintain its qualification as a REIT under the Code) or on Parity Stock;

(ii)	redeem any outstanding Junior Stock;

(iii)	redeem any outstanding Parity Stock, except as set forth in the last sentence of Section 6(g);

(iv)	effect any Qualified Contribution Transaction; or

(v)	acquire any real property asset or assets except (A) in connection with a then existing buy-sell arrangement, so long as the buy-sell arrangement was triggered by a party other than the Corporation or (B) to satisfy then existing contractual obligations of the Corporation.

(i) All shares of the Series B Preferred Stock redeemed pursuant to this Section 6 or otherwise repurchased or acquired by the Corporation shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class, and, except as provided in the last sentence of Section 6(f), all rights of the holders of such shares hereunder shall be deemed to have automatically terminated and be without any further force and effect from and after the date of such redemption.

(j) Subject to the restrictions set forth in Section 4(c) and Section 6(h), and subject to the Corporation’s compliance with the applicable provisions of this Section 6, the Corporation shall be permitted to redeem any outstanding Parity Stock pursuant to a Parity Optional Redemption Right.

Section 7. Special Redemption by the Corporation.

(a) The Corporation shall have the right (“Special Redemption Right”), at any time, upon written notice (the “Special Redemption Notice”) to the holders of record of shares of the Series B Preferred Stock (at their respective addresses as they appear on the share transfer records of the Corporation) not less than 30 days prior to a date (which date (i) may be contingent upon certain events as specified in Section 7(f) and (ii) shall be the same as the redemption date for each class or series of Parity Stock, if any, of which shares are then outstanding and are to be redeemed pursuant to any Parity Special Redemption Right) specified in such Special Redemption Notice (the “Special Redemption Date”), to redeem all (but not less than all) of the shares of the Series B Preferred Stock then outstanding for cash in an amount per share equal to the Redemption Price calculated as of the Special Redemption Date; provided, however, that in the event that the Special Redemption Date occurs prior to the second anniversary of the Original Issue Date (or, if the Mandatory Redemption Date has been extended pursuant to Section 6(b) hereof, then where the Special Redemption Date occurs prior to such extended date), then notwithstanding such earlier occurrence, the Redemption Price shall be calculated as of the second anniversary of the Original Issue Date (or, as of such extended date pursuant to Section 6(b) hereof, as applicable), as if the Special Redemption Date occurred on such second anniversary date (or, as of such extended date pursuant to Section 6(b) hereof, as applicable) (“Special Redemption Proceeds”); provided further, that, as a condition to the redemption of the shares of Series A Preferred Stock pursuant to this Section 7, on or before the Special Redemption Date, the Corporation shall cause, with respect to each class or series of Parity Stock of which any shares are then outstanding and are not to be redeemed on such date, full cumulative dividends on all such shares for all past Dividend Periods to have been declared and shall cause (A) such dividends to have been paid in full in cash or (B) a sum sufficient for the payment thereof in full in cash to have been set apart for such payment. The Special Redemption Proceeds shall be paid in full to the holders of Series B Preferred Stock in cash or in immediately available funds on the Special Redemption Date. No inadvertent failure to give the Special Redemption Notice or any defect thereto shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock.

(b) In addition to any information required by law, the Special Redemption Notice shall state: (i) that the shares of Series B Preferred Stock are being redeemed pursuant to the Special Redemption Right; (ii) the amount of the Special Redemption Proceeds, including the calculation thereof; (iii) the place or places where the certificates representing shares of Series B Preferred Stock to be redeemed, to the extent the shares of Series B Preferred Stock are certificated, are to be surrendered (if so required in the Special Redemption Notice) for payment of the Special Redemption Proceeds; and (iv) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accumulate on the Special Redemption Date.

(c) Notwithstanding anything to the contrary contained herein, no shares of Series B Preferred Stock (and no shares of other classes or series of Parity Stock required to be redeemed on the Special Redemption Date pursuant to the terms thereof) shall be redeemed pursuant to the Special Redemption Right (and, in the case of shares of other classes or series of Parity Stock required to be redeemed on the Special Redemption Date, pursuant to the terms thereof) unless all of the Special Redemption Proceeds are paid in full with respect to all of the shares of Series B Preferred Stock to be redeemed on the Special Redemption Date (and the redemption proceeds due on all shares of such other classes or series of Parity Stock required to be redeemed on the Special Redemption Date pursuant to the terms thereof are paid in full), including full cumulative dividends payable on all such shares shall have been or contemporaneously are authorized, declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past Dividend Periods and for the then current Dividend Period up to and excluding the Special Redemption Date.

(d) If the Corporation shall so require and the notice shall so state, on or after the Special Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed shall present and surrender the certificates representing such holder’s shares of Series B Preferred Stock, to the extent such shares are certificated, to the Corporation at the place designated in the Special Redemption Notice and thereupon the Special Redemption Proceeds of such shares (including all accrued and unpaid dividends to, but not including, the Special Redemption Date) shall be paid to or on the order of the person whose name appears on such certificate representing shares of Series B Preferred Stock as the owner thereof and each surrendered certificate shall be cancelled.

(e) For any shares of Series B Preferred Stock which are to be redeemed pursuant to this Section 7 the holder of which fails to timely deliver in writing to the Corporation valid wire transfer instructions and such other information, if any, as may be reasonably necessary for the Corporation to pay the redemption proceeds thereon to such holder, then in the event that (A) on the applicable Redemption Date for such shares the Corporation has set apart in trust all of the funds necessary for the redemption of such shares for the benefit of such holder and (B) irrevocable instructions have been given by the Corporation to the trustee of such trust to pay in full all of the redemption proceeds in respect of such shares, then the Corporation shall be deemed to have satisfied its obligations to pay the Redemption Price of such shares in accordance with this Section 7.

(f) The Corporation shall be obligated to exercise the Special Redemption Right to the extent necessary to cause the redemption on or prior to the IPO of all (but not less than all) of the shares of the Series B Preferred Stock then outstanding. In connection with any contemplated IPO, the Corporation shall have the right to make the effectiveness of its Special Redemption Notice contingent upon the consummation of the IPO, in which event the Special Redemption Date shall be the date that the IPO is consummated, if at all. Neither the foregoing obligation of the Corporation to exercise the Special Redemption Right nor any exercise of the Special Redemption Right shall alter or affect the Corporation’s right to abandon any contemplated IPO, and any such conditional exercise shall be null and void upon such abandonment. If the IPO shall not have been consummated within ninety (90) days after delivery of the conditional Special Redemption Notice relating thereto, such conditional Special Redemption Notice shall thereupon be null and void; provided, however, that nothing herein shall relieve the Corporation from its obligation to again exercise the Special Redemption Right pursuant to the first sentence of this Section 7(f).

(g) If, pursuant to the terms of any other class or series of Parity Stock, the Corporation exercises the special redemption right set forth therein corresponding to the Special Redemption Right set forth herein (such right a “Parity Special Redemption Right” and such exercise a “Parity Special Redemption Exercise”), and the Corporation shall not have exercised the Special Redemption Right herein, then substantially concurrently with such Parity Special Redemption Exercise, the Corporation shall deliver to the holders of record of Series B Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records a notice of such Parity Special Redemption Exercise. Such notice (a “Parity Special Redemption Notice”) shall: (i) state the fact of such Parity Special Redemption Exercise; (ii) include a copy of the exercise notice relating to such Parity Special Redemption Exercise; (iii) include substantially the same information that would be required to be included in a Special Redemption Notice hereunder; (iv) state that, as a result of such Parity Special Redemption Exercise, the Initiating Holder may demand that the Corporation exercise the Special Redemption Right herein; and (v) state the procedure set forth below which the Initiating Holder must follow in order to validly make such demand. No failure to give any Parity Special Redemption Notice or any defect thereto or in the mailing thereof shall affect the rights of the Initiating Holder to demand the redemption of Series B Preferred Stock in accordance with this Section 7(g). The Corporation shall be obligated to exercise the Special Redemption Right if the Initiating Holder, not later than fifteen (15) days following delivery by the Corporation of a Parity Special Redemption Notice, delivers written notice to the Corporation demanding such exercise. Upon delivery of such demand notice by the Initiating Holder, (I) the Corporation shall be deemed for all purposes to have exercised the Special Redemption Right concurrently with such Parity Special Redemption Exercise, notwithstanding any failure of the Corporation to deliver the Special Redemption Notice, and (II) the Corporation shall be deemed to have satisfied its obligation to deliver the Special Redemption Notice by its delivery of the Parity Special Redemption Notice. If the Initiating Holder elects not to demand such exercise by the Corporation, then, as a condition to the redemption of the shares of any class or series of Parity Stock pursuant to any such Parity Special Redemption Exercise, on or before the redemption date therefor, the Corporation shall cause full cumulative dividends on the Series B Preferred Stock for all past Dividend Periods to have been declared and shall cause (A) such dividends to have been paid in full in cash or (B) a sum sufficient for the payment thereof in full in cash to have been set apart for such payment.

(h) All shares of the Series B Preferred Stock redeemed or repurchased pursuant to this Section 7 shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class, and, except as provided in Section 7(e), all rights of the holders of such shares hereunder shall be deemed to have automatically terminated and be without any further force and effect from and after the date of such redemption.

(i) Subject to the restrictions set forth in Section 4(c) and Section 6(h), and subject to the Corporation’s compliance with the applicable provisions of this Section 7, the Corporation shall be permitted to redeem any outstanding Parity Stock pursuant to a Parity Special Redemption Right.

Section 8. Voting Rights.

(a) Voting with Common Stock. Except as provided by law or as set forth below in this Section 8, holders of Series B Preferred Stock shall vote together as a single class with the holders of Common Stock and any other class of Parity Stock with like voting rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting to the extent permitted by the Charter and by-laws of the Corporation), each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the quotient, rounded down to the nearest whole number of votes, obtained by dividing (i) the aggregate Liquidation Preference of the shares of Series B Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter by (ii) the Book Value Per Share.

(b) Voting as Separate Class. On any matter in which the Series B Preferred Stock may vote as a separate class (as expressly provided herein or as otherwise required by applicable law), each outstanding share of Series B Preferred Stock shall be entitled to one vote.

(c) Protective Provisions. Notwithstanding anything herein to the contrary, so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not:

(i)

authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of Senior Stock or Parity Stock, or reclassify any authorized shares of Capital Stock into Senior Stock or Parity Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any Senior Stock or Parity Stock; provided, however, that the Corporation shall be entitled to issue pursuant to the Securities Purchase Agreement, up to a total of 4,000,000 shares of Series A Preferred Stock and 1,000,000 shares of Series B Preferred Stock; and provided, further, however, that, in connection with the Andros Transaction, the Corporation shall be entitled to authorize, create and issue to one or more of ELRH and its Affiliates up to such number of shares of Series C Preferred Stock (but, in any event, not in excess of 600,000 shares having a liquidation preference per share of $10.00, for an aggregate liquidation preference thereof not in excess of $6,000,000) as the Board of Directors shall determine to be necessary for consummation of the Andros Transaction, it being acknowledged that such issuance of shares of Series C Preferred Stock is subject to the rights of the ROFO Holders (as defined in the Securities Purchase Agreement) under the pre-emptive right provisions of Section 9.9 of the Securities Purchase Agreement and therefore that such shares may be issued to one or more of such ROFO Holders and their respective Affiliates pursuant thereto;

(ii)	amend, alter or repeal any provisions of the terms of the Series B Preferred Stock as set forth in these Articles Supplementary (the “Series B Preferred Terms”), whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise, including without limitation authorizing or issuing more than 1,000,000 shares of Series B Preferred Stock in the aggregate;

(iii)	amend, alter or repeal the provisions of the Charter or the by-laws of the Corporation, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock;

(iv)	amend, alter or repeal any provisions of the terms of the Series A Preferred Stock, the Series C Preferred Stock or any other class or series of Parity Stock as set forth in the articles supplementary with respect thereto (including providing any rights or privileges to the Series A Preferred Stock, the Series C Preferred Stock or any Parity Stock that are not also afforded to the Series B Preferred Stock), whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise, unless such change (or the equivalent thereof as applied to the Series B Preferred Stock): (x) is also made, on a concurrent basis, to the Series B Preferred Terms in accordance with the applicable provisions of these Articles Supplementary, or (y) if made to the Series B Preferred Terms, would adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock; provided that prior to effecting any such change in reliance on this Section 8(c)(iv)(y), the Corporation (A) no later than 10 Business Days before the effecting any such change, shall have provided a reasonable description of the particulars of the change together with a draft of the proposed amendment to the holders of all Series B Preferred Stock, and (B) if requested by the holders of all Series B Preferred Stock after receipt of such notice, the Corporation has effected a similar change to the Series B Preferred Terms, on a concurrent basis;

(v)	incur or permit any Component Entity to incur, or enter into any agreement, contract, commitment or other obligation to incur, any Indebtedness (including, without limitation, any Indebtedness to refinance then existing Indebtedness), whether with respect to any Property or otherwise (excluding for purposes of this Section 8(c)(v) any Indebtedness with respect to any Future Property and any Permitted Additional Unsecured Debt), except in accordance with each of the following conditions:

(A)	the aggregate Indebtedness of the Corporation and all Component Entities (excluding any Indebtedness with respect to any Future Property and any Permitted Additional Unsecured Debt) at no time shall exceed the amount of such aggregate Indebtedness (measured in dollars) as of the Original Issue Date as set forth in the applicable schedule attached to the Securities Purchase Agreement; and

(B)	the aggregate Indebtedness of the Corporation and all Component Entities with respect to any one Existing Property or any one Planned Contributed Property at no time shall exceed the greater of (x) the amount of such aggregate Indebtedness (measured in dollars) with respect to such Property as of the Original Issue Date and (y) 70% of the value of such Property, in each case, as set forth in the applicable schedule attached to the Securities Purchase Agreement;

(vi)	incur or permit any Component Entity to incur, or enter into any agreement, contract, commitment or other obligation to incur, Indebtedness (including, without limitation, any Indebtedness to refinance then existing Indebtedness) with respect to any Future Property (including without limitation any such Future Property acquired pursuant to a Qualified Contribution Transaction), except to the extent such Indebtedness does not exceed 60% (or such greater percentage, up to 70%, as the Board of Directors may approve) of the purchase price (including closing costs and expenses) of such Future Property;

(vii)	repay or prepay any principal on any Permitted Additional Unsecured Debt, or permit any Component Entity to do the same;

(viii)	declare or pay distributions on Junior Stock or Parity Stock in violation of Section 4(c) hereof;

(ix)	redeem or purchase any outstanding Junior Stock (except by conversion into or exchange for other shares of any class or series of Junior Stock which rank junior to the Series B Preferred Stock and Parity Stock as to dividends, upon liquidation, dissolution or winding up of the affairs of the Corporation and as to redemption);

(x)	redeem, purchase or otherwise acquire any outstanding Parity Stock, except in accordance with Section 6 or Section 7 hereof; and

(xi)	take any action indirectly, whether through the Operating Partnership, any other Component Entity or otherwise, which, if taken directly by the Corporation, would be prohibited by this Section 8(c).

Section 9. Waiver. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein, including without limitation the provisions of Section 8(c), may be waived on behalf of all holders of Series B Preferred Stock by the affirmative vote or consent in writing of the holder (or holders) of a majority of the issued and outstanding shares of Series B Preferred Stock (voting as a single class).

Section 10. Record Holders. The Corporation may deem and treat the record holder of any Series B Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 11. No Sinking Fund. No sinking fund has been established for the retirement or redemption of Series B Preferred Stock.

Section 12. Exclusion of Other Rights. The Series B Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than those expressly set forth in the Charter, including the Series B Preferred Terms.

Section 13. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 14. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock set forth in the Charter, including the Series B Preferred Terms, are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 15. No Preemptive Rights. Nothing in these Articles Supplementary shall entitle the holders of Series B Preferred Stock to any preemptive rights to subscribe for or acquire any unissued shares of stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of stock of the Corporation.

SECOND: The Series B Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 2nd day of August, 2012.

APARTMENT TRUST OF AMERICA, INC.

	by	/s/ Stanley J. Olander, Jr.
Name: Stanley J. Olander, Jr.
Title: Chief Executive Officer

ATTEST:	by	/s/ Gustav G. Remppies
Name: Gustav G. Remppies
Title: Secretary

Signature Page to Series B Preferred Stock Articles Supplementary